UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2015

GREAT AJAX CORP.

(Exact name of registrant as specified in charter)

Maryland	001 36844	47 1271842
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

94000 SW Beaverton—Hillsdale Hwy

Suite 131

Beaverton, OR 97005

(Address of principal executive offices)

Registrant’s telephone number, including area code:

503 505 5670

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

In connection with its initial public offering (the “IPO”), Great Ajax Corp. (the “Registrant”) entered into an Underwriting Agreement, dated February 13, 2015 (the “Underwriting Agreement”) by and among the Registrant, each of the Underwriters listed therein (collectively, the “Underwriters”), for whom FBR Capital Markets & Co. is acting as representative, and the selling stockholders identified in Schedule I thereto (the “Selling Stockholders”). Pursuant to the Underwriting Agreement, at the closing on February 19, 2015, the Registrant sold 3,750,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), and the Selling Stockholders sold an aggregate of 1,250,000 shares of Common Stock, at an initial public offering price of $14.25 per share. Certain of the Registrant’s existing stockholders or their affiliates purchased an aggregate of 730,000 shares of Common Stock in the IPO at the initial public offering price. The Registrant and the Selling Stockholders have also granted the Underwriters a 30-day option to acquire up to an aggregate of 750,000 additional shares of Common Stock, of which Great Ajax would sell up to 699,667 shares and the Selling Stockholders would sell up to 50,333 shares, to cover over-allotments, if any.

Item 8.01.  Other Events

On February 19, 2015, the Registrant issued a press release announcing the closing of its IPO as described in Item 1.01 above. A copy of the press release therefor is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

Exhibit	Description

10.1	Underwriting Agreement, dated February 13, 2015 by and among the Registrant, each of the Underwriters listed therein, for whom FBR Capital Markets & Co. is acting as representative, and the selling stockholders identified in Schedule I thereto.

99.1	Press Release dated February 19, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREAT AJAX CORP.

By:	/s/ Glenn Ohl
Name:	Glenn Ohl
Title:	Chief Financial Officer

Dated: February 19, 2015

EXHIBIT INDEX

Exhibit	Description

10.1	Underwriting Agreement, dated February 13, 2015 by and among the Registrant, each of the Underwriters listed therein, for whom FBR Capital Markets & Co. is acting as representative, and the selling stockholders identified in Schedule I thereto.

99.1	Press Release dated February 19, 2015